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                                   Exhibit XI

                PLEDGE AND SECURITY AGREEMENT [150 N. RIVERSIDE]

            THIS PLEDGE AND SECURITY AGREEMENT (this "Pledge and Security Agreement"), dated as of March 22, 1994, is made by KILICO Realty Corporation, an Illinois corporation ("Kilico Realty") and Kemper Investors Life Insurance Company, an Illinois insurance corporation ("Kilico"; Kilico Realty and Kilico are hereinafter referred to together as the "Pledgor" or the "Company"), to Lumbermens Mutual Casualty Company, an Illinois insurance corporation (the "Pledgee").

                              W I T N E S S E T H:

            WHEREAS, Pledgee made a loan (the "Loan") to 150 N. Riverside Venture, an Illinois general partnership (together with its successors and assigns, the "Borrower") in the amount of $12,400,000 pursuant to that certain Loan Agreement between Lender and Borrower dated as of October 17, 1988;

            WHEREAS, Kilico Realty holds an option to acquire a Fifty Percent (50%) partnership interest in Borrower;

            WHEREAS, Lender, Kemper Corporation, a Delaware corporation ("Kemper"), and The Prime Group, Inc., an Illinois corporation ("Prime"), entered into that certain letter agreement dated February 17, 1994 (as amended, the "Letter Agreement"), which Letter Agreement includes, among other things, certain agreements of the parties regarding the Loan as set forth specifically therein;

            WHEREAS, Pledgor is an affiliate and subsidiary of Kemper;

            WHEREAS, in accordance with the terms of the Letter Agreement, in order to induce Lender to modify certain of the terms and conditions of the Loan, and in order to further secure the Loan, Pledgor has agreed, among other hings, to execute and deliver to Pledgee that certain Limited Recourse Guaranty dated as of even date herewith (the "Guaranty") with respect to the Loan;

            WHEREAS, in accordance with the terms of the Letter Agreement, in order to further induce Pledgee to modify certain of the terms and conditions of the Loan, and in order to further secure the Loan, Pledgor has agreed to execute and deliver this Pledge and Security Agreement, pursuant to which (i) the Pledged Interests (as defined herein) will be pledged to secure Pledgor's obligations under the Guaranty and this Pledge and Security Agreement, and (ii) certain Distributions (as defined herein) paid on or with respect to the Pledged Interests will be paid and applied as provided herein.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor hereby agrees as follows:

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                                   ARTICLE 1

                          DEFINITIONS; LETTER AGREEMENT

      SECTION 1.1 Definitions. The following terms when used in this Pledge and Security Agreement, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

      "Adjusted Funds from Operations" shall mean Funds from Operations for the most recent calendar quarter after deducting (i) the total amount of the quarterly distribution on the Preferred Units paid in that calendar quarter plus the amount of any Preferred Distribution Shortfall as of the end of that calendar quarter, (ii) a 10 % payment reserve based on the amount remaining after deducting item (i), and (iii) the total amount of the quarterly distribution on the Convertible Preferred Units paid in that calendar quarter plus the amount of any Convertible Preferred Distribution Shortfall on the Convertible Preferred Units as of the end of that calendar quarter.

      "Borrower" shall have the meaning provided therefor in the recitals.

      "Borrower Obligations" shall mean any and all obligations or liabilities of Borrower whether direct or indirect, joint or several, absolute or contingent, now existing or hereafter arising, due or to become due, which arise out of or in connection with any Loan Document.

      "Business Day" means any day of the week other than Saturday, Sunday or any other day on which the New York Stock Exchange is closed.

      "Closing Price" means, on any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, for the Common Stock, as reported by the National Association of Security Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock as such Person is selected from time to time by the board of directors of General Partner.

      "Code" means the Uniform Commercial Code from time to time in effect in the State of Illinois.

      "Collateral" is defined in Section 2.1.


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      "Common Stock" means shares of common stock, par value $.01 per share, of the General Partner, including certificates representing such shares and any interests in the entries on the books of any financial intermediary pertaining to such shares.

      "Common Units" means the Partnership Units designated as Common Units under, and as otherwise defined and described in, the Partnership Agreement.

      "Convertible Preferred Distribution Shortfall" shall have the meaning given such term in the Partnership Agreement.

      "Convertible Preferred Units" shall mean the Partnership Units designated as, Convertible Preferred Units under, and as otherwise defined and described in, the Partnership Agreement.

      "Dilution" shall mean the exercise of the rights granted to the Partnership pursuant to Section 12.5 of the Partnership Agreement to acquire Common Units of a Limited Partner and dilute such Limited Partner's Partnership Interest in satisfaction of such Limited Partner's liability to the Partnership pursuant to Sections 12.3 or 12.4 of the Partnership Agreement. Whenever in this Pledge and Security Agreement reference is made to Dilution of Common Units, or to Common Units subject to Dilution, any such reference shall be deemed to include any and all rights under Section 12.7(b) and Section 12.5(d) of the Partnership Agreement regarding Common Units with respect to which the Dilution rights of the Partnership have terminated.

      "Dilution Amount" means, with respect to any Dilution, the aggregate dollar amount recovered from the Limited Partners under the Partnership Agreement by reason of such Dilution.

      "Discount" means an amount equal to 0.335 multiplied by a fraction, (i) the numerator of which shall be (A) the Target Distribution Amount as of the end of the most recent calendar quarter, minus (B) four (4) times the Adjusted Funds from Operations for the most recent calendar quarter (but in no event shall the numerator be less than zero), and (ii) the denominator of which shall be $6,625,892.

      "Distributions" means all distributions, proceeds, dividends, liquidating proceeds or dividends, and other distributions or payments, ordinary or extraordinary (whether similar or dissimilar to the foregoing), paid in cash, on or with respect to any Pledged Interests.

      "Entity" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, limited liability company, corporation or association.

      "Exchange" means the exchange of all or a portion of the Common Units of a Limited Partner for Common Stock pursuant to the Partnership Agreement.

      "Exchange Rights" means the rights of a Limited Partner to exchange Common Units for Common Stock pursuant to Article XI of the Partnership Agreement and subject to Section 12.7(a) of the Partnership Agreement.


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      "Event of Default" means:

            (a) any failure by Pledgor to pay any amount due under the Guaranty, or to apply any Distributions as provided in Section 2.4 hereof, or to comply with the provisions of any section of Article 4 hereof other than Sections 4.2 (to which subparagraph (c) below shall apply) and 4.12 (to which subparagraph (d) below shall apply), or to comply with the provisions of Section 2.7(b) hereof, or to comply with the provisions of paragraph 2 of the Letter Agreement, and, in each such case, the continuance of such failure for five (5) Business Days after written notice from Pledgee;

            (b) if any representation or warranty made or deemed made by Pledgor in or under the Guaranty or this Pledge and Security Agreement shall prove to be false or misleading in any material respect on the date made or deemed to be made, and Pledgee gives notice to Pledgor of such default (no grace or cure period being applicable to any such default);

            (c) any sale, assignment, transfer, pledge or further encumbrance by Pledgor of any of the Pledged Interests, or any interest therein, other than pursuant to a Dilution under the Partnership Agreement;

            (d) any default (not otherwise specified in this definition of "Event of Default") in the performance or observance of any covenant or agreement to be performed or observed by Pledgor under this Pledge and Security Agreement or the Guaranty and the continuation thereof for a period of thirty (30) days after notice of such default is given by Pledgee to Pledgor, so long as such default can reasonably be expected to be cured within thirty (30) days, Pledgor promptly commences to cure such default promptly following receipt of notice thereof and thereafter diligently prosecutes such cure; provided, however, that if such default cannot reasonably be cured within such thirty (30) day time period but can reasonably be expected to be cured within an additional ninety (90) days, and so long as Pledgor promptly commences to cure such default promptly following receipt of notice thereof and thereafter diligently prosecutes such cure, such period will be extended for up to an additional ninety
      (90) days;

            (e) Pledgor shall (i) in a proceeding commenced by Pledgor, be adjudicated a bankrupt, or an order for relief shall have been entered against Pledgor, under federal bankruptcy law, (ii) make a general assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or all or substantially all of its property, (iv) institute any proceeding seeking an order for relief or to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or fail to have any such proceeding instituted against it dismissed within ninety (90) days after filing or
      (v) fail to contest in good faith any appointment or proceeding described in subsection (f) below for a period of ninety (90) days after such appointment or the institution of such proceeding;


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            (f) a receiver, custodian, trustee, liquidator or similar official shall be appointed for Pledgor or all or substantially all of its properties, or a proceeding described in subsection (e) above, shall be instituted against Pledgor or a warrant of attachment, execution or similar process against all or substantially all of its property shall be issued, and any such event continues undischarged, undismissed, unstayed, unvacated or unbonded for a period of ninety (90) days after such entry, appointment or issuance; or

            (g) the occurrence of a default or event of default under any of the Loan Documents not cured within any applicable cure or grace periods provided therein with respect to such default or event of default.

      "Funds from Operations" shall mean the net income (loss), computed in accordance with generally accepted accounting principles consistently applied, excluding gains or losses from debt restructuring and sales of real property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

      "General Partner" means Prime Retail, Inc., a Maryland corporation, and its successors and assigns.

      "Guaranty" shall have the meaning provided therefor in the recitals.

      "Initial Pledge Amount" means $7,000,000.

      "Initial Pledged Interests" means the Pledged Interests which are being pledged as of the date hereof by Pledgor to Pledgee pursuant to this Pledge and Security Agreement to secure the Secured Obligations.

      "Interest Amount" shall have the meaning provided therefor in Section 2.4 hereof.

      "Kemper" shall have the meaning provided therefor in the recitals.

      "Kilico" shall have the meaning provided therefor in the recitals.

      "Kilico Realty" shall have the meaning provided therefor in the recitals.

      "Letter Agreement" shall have the meaning provided therefor in the recitals.

      "Limited Partner" shall mean any Person named as a Limited Partner on Exhibit A to the Partnership Agreement, or any Person admitted as a Substituted Limited Partner or additional Limited Partner (as such terms are defined and described in the Partnership Agreement), in such Person's capacity as a limited partner of the Partnership.

      "Loan" shall have the meaning provided therefor in the recitals.

      "Loan Documents" means, with respect to the Loan, this Pledge and Security Agreement, the Guaranty, and any and all other documents and instruments evidencing or securing the Loan,


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and, if applicable, any and all other documents and instruments in connection with credit support/enhancement with respect to the Loan.

      "Lock-Up Agreement" means, collectively, (i) that certain agreement dated as of March 22, 1994 by and among Prime, Prime Group Limited Partnership, and Friedman, Billings, Ramsey & Co., Inc., (ii) that certain agreement dated as of March 22, 1994 by and among Pledgor, KR Gainesville, Inc., KR Gulf Coast Factory Shops, Inc., and Friedman, Billings, Ramsey & Co., Inc., (iii) that certain agreement dated as of March 22, 1994 by and among Abraham Rosenthal, Rosenthal Family LLC, and Friedman, Billings, Ramsey & Co., Inc., (iv) that certain agreement dated as of March 22, 1994 by and among William H. Carpenter, Jr., Carpenter Family Associates LLC, and Friedman, Billings, Ramsey & Co., Inc., relating to certain restrictions on the sale or other disposition of Common Units or Common Stock.

      "Market Value" means (i) with respect to Common Stock on any date, the average of the Closing Price for the five consecutive Business Days ending on such date, and (ii) with respect to Common Units on any date, the Market Value of the Common Stock that would be issued if an Exchange were to occur as to such Common Units on such date. Notwithstanding the foregoing, (i) for purposes of this Pledge and Security Agreement, the Market Value of the Initial Pledged Interests as of the date hereof shall be deemed to be the Initial Pledge Amount, and (ii) for purposes of Section 4.16 only, the Market Value is subject to adjustment as provided in said Section 4.16(d).

      "Partners" means the partners in the Partnership.

      "Partnership" means Prime Retail, L.P., a Delaware limited partnership.

      "Partnership Agreement" means that certain Agreement of Limited Partnership of the Partnership dated March 22, 1994.

      "Partnership Interests" means ownership interests held by Partners in the Partnership, including, but not limited to, Partners' Partnership Units, capital accounts, and profits and distributions relating thereto, all other payments (if any) due or to become due in respect of such interests pursuant to the Partnership Agreement, all rights, powers, and remedies of a Partner under the Partnership Agreement, all proceeds of all or any of the foregoing, and all certificates and instruments representing such interests.

      "Partnership Units" means fractional, undivided shares of the Partnership Interests issued pursuant to the Partnership Agreement.

      "Person" means any individual or Entity.

      "Pledge Amount" means at any time the Initial Pledge Amount minus the cumulative amount of all Dilution Amounts in excess of the aggregate amount of $3,351,000, as set forth more specifically in Section 2.7(b) hereof.

      "Pledged Interest Issuer" means (i) the Partnership, with respect to any Pledged Interests comprised of Common Units, and (ii) the General Partner, with respect to any Pledged Interests comprised of Common Stock.


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      "Pledged Interests" means all Common Units and/or Common Stock of any
Pledged Interest Issuer, which are now or hereafter pledged to Pledgee as Collateral to secure the Secured Obligations.

      "Pledgee" shall have the meaning provided therefor in the preamble.

      "Pledgor" shall have the meaning provided therefor in the preamble.

      "Preferential Distribution" shall have the meaning given such term in the Partnership Agreement.

      "Preferential Distribution Lapse Date" shall have the meaning given such term in the Partnership Agreement.

      "Preferential Distribution Shortfall" shall have the meaning given such term in the Partnership Agreement.

      "Preferred Distribution Shortfall" shall have the meaning given such ten-n in the Partnership Agreement.

      "Preferred Units" shall mean the Partnership Units designated as Preferred Units under, and as otherwise defined and described in, the Partnership Agreement.

      "Prime" shall have the meaning provided therefor in the recitals.

      "Registration Rights Agreement" means that certain Registration Rights Agreement dated March 22, 1994, among Prime Retail, Inc., Prime, Prime Group Limited Partnership, Prime Group II, L.P., Kemper Investors Life Insurance Company, Pledgor, KR Gainesville, Inc., KR Gulf Coast Factory Shops, Inc., Abraham Rosenthal, Rosenthal Family LLC, William H. Carpenter, Jr., and Carpenter Family Associates LLC.

      "Secured Obligations" shall have the meaning provided therefor in Section 2.2.

      "Sharing Agreement" means that certain Retail Assets Sharing Agreement dated of even date herewith by and among Pledgor, The Prime Group, Inc., Prime Group Limited Partnership, Prime Group II, L.P., Abraham Rosenthal, Rosenthal Family LLC, William H. Carpenter, Jr., and Carpenter Family Associates LLC.

      "Target Distribution Amount" shall mean an amount, determined from time to time, that would be required to pay an annual distribution at the rate of the Preferential Distribution per Common Unit on all Common Units then issued and outstanding, plus the amount of any accrued and unpaid Preferential Distribution Shortfall outstanding at such time with respect to all Common Units owned by the General Partner.

      SECTION 1.2 Letter Agreement. Pledgor agrees and acknowledges that this Pledge is made by Pledgor pursuant to, and shall be construed to be consistent with, the terms of the Letter Agreement; provided, however, that, notwithstanding the terms of the Letter Agreement, the collateral value maintenance provisions set forth in Section 4.16 of this Pledge and Security


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Agreement provide for the initial collateral value maintenance determination to be made as of April 1, 1995.

                                   ARTICLE 2

                                     PLEDGE

      SECTION 2.1 Grant of Security Interest. Pledgor hereby pledges, hypothecates, assigns, and transfers to Pledgee, and hereby grants to Pledgee, a continuing lien and security interest in all of the following property (the "Collateral"):

            (a) subject to Sections 2.7 and 4.16(b) hereof, 553,797 Common Units, of which 405,347 Common Units are pledged by Kilico Realty and 148,450 Common Units are pledged by Kilico;

            (b) any Pledged Interests or other collateral pledged by Pledgor to Pledgee after the date hereof to secure the Secured Obligations pursuant to this Pledge and Security Agreement;

            (c) any and all Common Stock owned by Pledgor following a Conversion of any Pledged Interests which are Common Units (which Common Stock shall constitute "Pledged Interests" hereunder immediately upon issuance thereof and without any further act required on the part of Pledgor);

            (d) any and all Common Units or Common Stock or any other securities or property received by Pledgor as a result of any exchanges, splits, reverse splits, combinations, mergers, consolidations, reclassifications, warrants, options, and noncash dividends or distributions in respect of any Pledged Interests (and any such Common Units or Common Stock or other securities or property so received shall be deemed "Pledged Interests" for purposes hereof);

            (e) all Distributions with respect to any Pledged Interests; and

            (f) all other proceeds of any of the foregoing. For purposes of this Pledge and Security Agreement, "proceeds" includes, without limitation, whatever is receivable or received when Collateral or proceeds are sold, collected, exchanged, converted or otherwise disposed of, whether such disposition is voluntary or involuntary.

      SECTION 2.2 Security for Secured Obligations. This Pledge and Security Agreement secures the full and prompt payment when due of all sums now or hereafter payable by Pledgor, and timely performance of all obligations of Pledgor, now or hereafter existing, under the Guaranty and this Pledge and Security Agreement, and all obligations of Borrower under the Loan Documents (collectively the "Secured Obligations").

      SECTION 2.3 [Intentionally omitted]

      SECTION 2.4 Distributions. All Distributions shall be applied to pay accrued and unpaid interest on the Initial Pledge Amount regardless of when any such interest accrues. If


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such Distributions are insufficient to pay such accrued interest at any
Distribution date, future Distributions shall be applied to pay the deficiency before current accrued interest is paid.

      SECTION 2.5 Continuing Security Interest; Transfer of Note. This Pledge and Security Agreement shall create a continuing security interest in the Collateral and shall:

            (a) remain in full force and effect until payment in full or other satisfaction in full of all Secured Obligations;

            (b) inure to the benefit of and be binding upon the Pledgor and its successors and assigns; and

            (c) inure to the benefit of and be binding upon Pledgee and its successors and assigns.

Without limiting the foregoing clause (c), Pledgee may assign or otherwise transfer (in whole or in part) any of the Loan Documents held by it to any other Person, and such other Person shall thereupon become vested with all the benefits and subject to all of the obligations thereafter accruing in respect thereof under any Loan Document or otherwise; provided that no such assignment shall relieve Pledgee of any obligation thereunder accruing prior to such assignment. Upon the payment or other satisfaction in full of all Secured Obligations, the security interest granted herein shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination (whether in whole or in part), Pledgee will, at Pledgor's sole expense, deliver to Pledgor, all documents, chattel paper, agreements, certificates, notes and instruments representing, constituting, or evidencing all Pledged Interests, together with all other Collateral then held by Pledgee hereunder, and execute and deliver to Pledgor, at Pledgor's sole expense, such documents as Pledgor shall reasonably request to evidence such termination.

      SECTION 2.6 Security Interest Absolute. All rights of Pledgee and the security interests granted to Pledgee hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional, irrespective of:

            (a) any lack of validity or enforceability of any of the Loan Documents or instruments relating thereto;

            (b) any change in the time, manner or place of payment of, or in any other term, including the applicable rate of interest, of, all or any of the Borrower Obligations, or any other renewal, extension, amendment, modification or waiver of or any consent to departure from any of the Loan Documents;

            (c) any act or omission of Pledgee (or other holder of the Loan Documents) of any nature whatsoever;

            (d) with respect to Pledgor, Borrower, or any other Person, (i) any failure to obtain required authorization by all necessary corporate, partnership or other action relating to the incurrence of the Borrower Obligations or the Secured Obligations or to the execution, delivery or performance of any of the Loan Documents, or (ii) any violation of any provision of any of the articles of incorporation, by-laws, partnership


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

      agreement or any other document, instrument or agreement occasioned by the incurrence of the Borrower Obligations or the Secured Obligations, by the execution, delivery, or performance of any of the Loan Documents, or by any failure of same to have been duly authorized by all necessary corporate or other action;

            (e) any release, amendment, waiver, modification, extension or renewal of or consent to departure from, any guaranty given to secure all or any of the Borrower Obligations or the Secured Obligations (other than a release of the Guaranty), or forbearance of any other action or inaction under or in respect of any of the Loan Documents;

            (f) any exchange, release, forbearance or surrender of or any other action or inaction with respect to any collateral (including, without limitation, the Collateral, other than a release of all of the Collateral which would result in a termination of the Guaranty under Section 8(a) thereof) at any time and from time to time now or hereafter securing any or all of the Borrower Obligations or the Secured Obligations or the Loan Documents or the liability of Pledgor, Borrower, or any other Person in respect of all or any of the Loan Documents, or any failure to perfect or continue as perfected any security interest or other lien with respect to any such collateral, or any loss or destruction of any such collateral, or any matter impairing the value of such collateral as security for all or any of the Borrower Obligations, or the liability of Pledgor, Borrower, or any other Person, in respect of all or any of the Borrower Obligations or Loan Documents;

            (g) any guaranty now or hereafter executed by Pledgor or anyone else or any recovery under any such other guaranty;

            (h) any waiver of or assertion or enforcement or failure or refusal to assert or enforce, in whole or in part, any of the terms and provisions of the Loan Documents, or any claim, cause of action, right or remedy which Pledgee may, at any time, have under any of the Loan Documents or with respect to any guaranty or any security which may be held by Pledgee (or other holder of the Loan Documents) with respect to the Loan;

            (i) the failure to give Pledgor any notice whatsoever, other than any notice which Pledgee is expressly required to give pursuant to any provision of this Pledge and Security Agreement;

            (j) exculpatory provisions in any of the Loan Documents (other than in the Guaranty or in this Pledge and Security Agreement) limiting recourse to property encumbered by the Loan Documents or to any other security or limiting rights to enforce a deficiency judgment against the Borrower;

            (k) any sale, assignment, conveyance, merger or other transfer, voluntary or involuntary (whether by operation of law or otherwise), of all or any part of any of the Borrower's interest in any property securing the Loan or the occurrence of any such sale, assignment, conveyance, merger or other voluntary or involuntary transfer which results in Pledgor becoming the Borrower under any of the Loan Documents; provided, however, that any such sale, assignment, conveyance, merger or other transfer shall be subject to the limitations set forth in the Loan Documents;

            (l) any sale, assignment, conveyance, merger or other transfer, voluntary or involuntary (whether by operation of law or otherwise), of all or any part of the interests of Pledgee (or other holder of the Loan Documents) in this Pledge and Security Agreement or any of the other Loan Documents;

            (m) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation, or the like, of Pledgor, Borrower or any other Person, whether or not Pledgor shall have notice or knowledge of any of the foregoing;

            (n) any recovery (other than payment in full of all of the Secured Obligations which would result in a termination of the Guaranty under
      Section 8(a) thereof) as a result of the exercise by Pledgee (or other holder of the Loan Documents) of any of its rights or remedies under the Loan Documents, including any foreclosure thereof; or

            (o) any other fact, circumstance or matter of any nature whatsoever (other than payment in full of all of the Secured Obligations which would result in a termination of the Guaranty under Section 8(a) thereof) that might otherwise constitute a defense available to, or a discharge of, or might otherwise operate to release or affect the obligations of, Pledgor, Borrower, or any other Person liable to Pledgee (or other holder of the Loan Documents) in respect of any of the Borrower Obligations, the Secured Obligations or the Loan Documents.

      SECTION 2.7 Dilution of Pledged Interests, Reallocation, Lock-Up
Provisions.

            (a) The Common Units now or hereafter constituting a part of the Pledged Interests and certain other Common Units are subject to Dilution as set forth in the Partnership Agreement and in accordance with the Sharing Agreement which provides for the allocation of Dilution among the parties thereto, and the pledge and security interest granted hereby is expressly subject to any Dilution rights but only as provided in the Letter Agreement.

            (b) In the event that a portion of any Dilution Amount with respect to any Dilution is allocated to Pledgor pursuant to the terms of the Sharing Agreement, up to an aggregate amount of $3,351,000, Pledgor shall promptly pledge and deliver to Pledgee, or cause to be pledged and delivered to Pledgee, additional unencumbered Common Units and/or unencumbered Common Stock (including certificates and transfer instruments related thereto), and/or other collateral acceptable to Pledgee, such that, after giving effect to the pledge of such additional Common Units and/or Common Stock and/or other collateral, all Pledged Interests and other Collateral pledged under this Pledge and Security Agreement and then constituting a part of the Collateral shall have a fair market value (valuing Pledged Interests at Market Value and subject to subparagraph 4.16(d) below) equal to or greater than the Pledge Amount. Such additional Common Units and/or Common Stock shall constitute Pledged Interests and, together with any other collateral pledged hereunder, shall be deemed to be part of the Collateral hereunder.


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

      At such time as the aggregate amount of all Dilution Amounts with respect to all Dilutions that is allocated to Pledgor pursuant to the Sharing Agreement shall exceed $3,351,000, the Pledge Amount shall be reduced by an amount equal to the aggregate amount of all Dilution Amounts so allocated to Pledgor in excess of $3,351,000.

            (c) Under and pursuant to the Partnership Agreement and the Lock-Up Agreement, Pledgor's Common Units and Common Stock constituting Pledged Interests hereunder will be subject to restrictions upon transfer thereof, and the pledge and security interest granted hereby is expressly subject to any transfer restrictions on Pledged Interests but only as provided in the Letter Agreement.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

      SECTION 3.1 Representations and Warranties. Pledgor represents and warrants to Pledgee, as of the date hereof and as of the date of each pledge and delivery hereunder, in each case only with respect to the Collateral then being pledged:

            (a) Pledgor is the sole record, legal and beneficial owner of, and has good and marketable title to (and has full right and authority to pledge and assign), the Collateral, free and clear of all liens, security interests, options, or other charges or encumbrances, except as described in Section 2.7.

            (b) The delivery of the Collateral to Pledgee, together with the filing of the Uniform Commercial Code financing statements described in the following sentence, is effective to create a valid, perfected, continuing and enforceable first priority security interest in such Collateral and all proceeds thereof, securing the Secured Obligations. All Uniform Commercial Code financing statements necessary to perfect the security interest of Pledgee in and to all or part of the Collateral have been filed in the appropriate governmental office or executed and delivered to Pledgee for filing and Pledgor has directed the Partnership to register the pledge to Pledgee of the Common Units then being pledged hereunder.

            (c) In the case of any Pledged Interests consisting of Common Stock, all of such Pledged Interests are duly authorized and validly issued, fully paid, and non-assessable and are not subject to any shareholder agreements, voting agreements, voting trusts, trust deeds, irrevocable proxies, or any other similar agreements or instruments, except as contemplated by this Pledge and Security Agreement, and there are no outstanding options, warrants or other agreements with respect thereto, in each case, except as described in Section 2.7.

            (d) No authorization, approval, or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other Person (other than the filing contemplated by Section 3.1(b) hereof) is required by Pledgor for the pledge by Pledgor of any Collateral pursuant to this Pledge and Security Agreement or for the execution, delivery, and performance of this Pledge and Security Agreement by Pledgor.

                                    ARTICLE 4

                                    COVENANTS

      SECTION 4.1 [Intentionally omitted]

      SECTION 4.2 Restrictions on Encumbrances; Warranty of Title. Pledgor will not hereafter sell, assign, dispose of, transfer, pledge, encumber, or grant any option or warrant with respect to, the Collateral (subject to the provisions of Section 2.7). Subject to Section 2.7, Pledgor will warrant and defend the right, title and interest in and to the Collateral, and Pledgee's interest in and to the Collateral, against the claims and demands of all Persons whomsoever.

      SECTION 4.3 Stock Powers and Instruments of Transfer. Pledgor shall (a) upon the execution and delivery of this Pledge and Security Agreement, and simultaneously with the delivery by Pledgor of any other or additional Collateral as may be required hereunder and after any Exchange, promptly deliver to Pledgee, such stock powers, stock certificates, instruments, certificates, opinions of counsel, and similar documents, reasonably satisfactory in form and substance to Pledgee, with respect to the Pledged Interests as Pledgee may reasonably require in order to accomplish the purposes of this Pledge and Security Agreement, and (b) from time to time upon the request of Pledgee after the occurrence of any Event of Default relating to any such Pledged Interests, promptly take whatever action is reasonably requested by Pledgee in order to accomplish the purposes of this Pledge and Security Agreement.

      SECTION 4.4 Continuous Pledge. Subject to Sections 2.5, 2.7 and 4.16, Pledgor will, at all times, keep pledged to Pledgee pursuant hereto all Pledged Interests and all other Collateral and other securities, instruments, proceeds, and rights from time to time received by or distributable to Pledgor in respect of any Collateral.

      SECTION 4.5 Exchange Rights. Without the prior written consent of Pledgee, Pledgor shall not exercise any of its Exchange Rights in respect of the Collateral.

      SECTION 4.6 Further Assurances. Pledgor agrees that at any time, and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments, including, without limitation, financing statements, and take all further action, that may be reasonably necessary or desirable, or that Pledgee may reasonably request, in order to perfect, maintain, preserve, and protect the first perfected priority lien and security interest (subject to the provisions of Section 2.7) granted or purported to be granted hereby in compliance with applicable law and/or to enable Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

      SECTION 4.7 Distributions. Upon the occurrence and during the continuance of an Event of Default (i) the rights of Pledgor to all Distributions shall cease and all such rights shall thereupon become vested in Pledgee which shall exclusively be entitled to receive all Distributions, subject to application in accordance with Section 6.4 below, (ii) Pledgor agrees to deliver to Pledgee any and all Distributions received by Pledgor, (iii) any and all Distributions received and held by Pledgor which Pledgor is obligated to deliver to Pledgee shall, until delivery thereof, be held by Pledgor separate and apart from its other property in trust for Pledgee, and (iv) Pledgee shall have the right to notify the Pledged Interest Issuer of the vesting in Pledgee of such rights to receive Distributions as aforesaid and Pledgor hereby irrevocably consents to any such notification.

      SECTION 4.8 [Intentionally omitted]

      SECTION 4.9 Other Parties. Pledgor will not, without the prior written consent of Pledgee, waive or release any obligation of any party with respect to the Collateral or enter into any agreement amending or supplementing the Collateral.

      SECTION 4.10 [Intentionally omitted]

      SECTION 4.11 Additional Undertakings. Pledgor will not, without the prior written consent of Pledgee, take or omit to take any action the taking or the omission of which would result in any impairment or alteration of any obligation of the maker of any instrument constituting Collateral.

      SECTION 4.12 Place of Business. If Pledgor shall change its principal place of business or its chief executive office or its name or remove the records concerning the Collateral from its principal place of business, Pledgor shall give to Pledgee thirty (30) days advance notice thereof and, in connection therewith, take such action, reasonably satisfactory to Pledgee, as may be necessary to maintain the security interest of Pledgee in the Collateral hereunder at all times fully perfected and in full force and effect.

      SECTION 4.13 Shareholder Agreements. Pledgor shall not, with respect to any Pledged Interests that are now or hereafter pledged to Pledgee, enter into any shareholder agreements, voting agreements, voting trusts, trust deeds, irrevocable proxies, or any other similar agreements or instruments, except this Pledge and Security Agreement, the Partnership Agreement, the Lock-Up Agreement and the Registration Rights Agreement.

      SECTION 4.14 Payment of Taxes, Etc. Pledgor shall pay promptly when due all taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon any Collateral, and shall discharge or cause to be discharged as a lien of record by payment or filing of any bond required by law, or otherwise, any (i) judgment liens or (ii) tax or other similar involuntary liens (except liens created by Pledgee) filed or otherwise asserted against the Collateral or any part thereof, and any proceedings for the enforcement thereof, within fifteen
(15) days after Pledgor has notice thereof; provided, however, that Pledgor shall have the right to contest in good faith any such taxes, assessments, charges, encumbrances and liens, including any such judgment liens or tax liens or other such involuntary liens (and during the continuation of such contest need not pay or discharge any such matters) upon deposit with Pledgee, within such fifteen (15) day period, of a cash deposit, an irrevocable letter of credit or a surety bond or other security reasonably satisfactory to Pledgee, in an amount sufficient to pay such lien, any accrued interest thereon, and any costs and expenses in connection therewith.

      SECTION 4.15 [Intentionally omitted].

      SECTION 4.16 Collateral Value.

            (a) So long as this Pledge and Security Agreement remains in full force and effect, and subject to subparagraph (d) below, if as of the first Business Day of any calendar quarter beginning April 1, 1995, Pledgee shall determine, after receipt of the calculation of Market Value provided for in subparagraph (c) below, that the aggregate Market Value of the Pledged Interests and the fair market value of any other Collateral theretofore pledged by Pledgor under this Section 4.16 and then constituting a part of the Collateral hereunder, is less than 90% of the Pledge Amount, then Pledgor shall promptly pledge and deliver to Pledgee additional unencumbered Common Units and/or unencumbered Common Stock (including certificates and transfer instruments relating thereto), and/or other collateral acceptable to Pledgee, such that, after giving effect to the pledge of such additional Common Units and/or Common Stock and/or other collateral, all Pledged Interests and other Collateral pledged under this Pledge and Security Agreement and then constituting a part of the Collateral shall have a fair market value (valuing Pledged Interests at Market Value) equal to or greater than the Pledge Amount. Such additional Common Units and/or Common Stock shall constitute Pledged Interests and, together with any other collateral pledged hereunder, shall be deemed to be part of the Collateral hereunder.

            (b) So long as this Pledge and Security Agreement remains in full force and effect, and subject to subparagraph (d) below, if as of the first Business Day of any calendar quarter beginning April 1, 1995, Pledgee shall determine, after receipt of the calculation of Market Value provided for in subparagraph (c) below, that the aggregate of the Market Value of the Pledged Interests and the fair market value of any other Collateral theretofore pledged by Pledgor under this Section 4.16 and then constituting a part of the Collateral hereunder, is more than 110% of the Pledge Amount, then Pledgee shall promptly release and deliver to Pledgor Common Units and/or Common Stock and/or other Collateral (as Pledgee shall determine in its sole discretion), such that, after giving effect to such release and delivery, the aggregate of the Market Value of the remaining Pledged Interests and the fair market value of any other Collateral theretofore pledged by Pledgor under this Pledge and Security Agreement and then constituting a part of the Collateral hereunder, shall be as close as possible to, but in no event less than, 110% of the Pledge Amount.

            (c) Within (i) forty-five (45) days, so long as the adjustment contemplated by subparagraph (d) below is applicable, and (ii) five (5) Business Days, if such adjustment contemplated by subparagraph (d) below is no longer applicable, after the first Business Day of each calendar quarter beginning April 1, 1995, and at such other times as the Pledgee may request, Pledgor shall deliver to Pledgee a calculation, made in good faith based on publicly reported financial results of operations for General Partner and certified as such by the Chief Financial Officer of General Partner, or another officer of General Partner reasonably acceptable to Pledgee, of the Market Value of the Pledged Interests (including the adjustment contemplated by subparagraph (d) below, if applicable) and the fair market value (determined on a reasonable basis acceptable to Pledgee) of any other collateral pledged by Pledgor under this Section 4.16 and then constituting part of the

      Collateral hereunder, calculated as of the first Business Day of the applicable calendar quarter in accordance with the provisions of this Pledge and Security Agreement.

            (d) Notwithstanding anything in this Pledge and Security Agreement to the contrary, until the earlier of (i) the Preferential Distribution Lapse Date, or (ii) as to any Common Unit then constituting Pledged Interests, the Exchange of such Common Unit to Common Stock, at which time the definition of "Market Value" in Article I of this Pledge and Security Agreement shall control, the Market Value of the Pledged Interests shall be deemed to be (A) the amount determined in accordance with the definition of "Market Value" in Article I of this Pledge and Security Agreement, minus (B) an amount equal to such "Market Value" (determined in accordance with Article I) multiplied by the Discount, but in no event shall the result be less than zero.

                                   ARTICLE 5

                            CERTAIN RIGHTS OF PLEDGEE

      SECTION 5.1 Pledgee Appointed Attorney-in-Fact. Pledgor hereby irrevocably appoints Pledgee as Pledgor's attorney-in-fact, coupled with an interest, with full power of substitution, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, after the occurrence and during the continuance of an Event of Default, in Pledgee's discretion, to take any action and to execute any instrument which Pledgee may reasonably deem necessary or advisable to accomplish the purposes of this Pledge and Security Agreement, including, without limitation:

            (a) to ask, demand, collect, sue for, recover, receive and give receipts for moneys due and to become due under or in respect of any of the Collateral;

            (b) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above;

            (c) to file any claims or commence, maintain or discontinue any action or institute any proceedings which Pledgee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Pledgee with respect to any of the Collateral;

            (d) to execute and deliver any instrument required to be executed and delivered by Pledgor under Sections 4.3 and 4.6; and

            (e) to do all other things necessary and proper by Pledgor to protect, preserve, and permit Pledgee to realize upon, the Collateral, and the other rights contemplated by the Pledge and Security Agreement.

      SECTION 5.2 Pledgee Has No Duty. The powers conferred on Pledgee hereunder are solely to protect its interest in the Collateral and shall not impose any duty on it to exercise any such powers. Pledgee shall have no duty as to any Collateral or responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Interests, whether or not Pledgee has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The execution and delivery of this Pledge and Security Agreement and the Guaranty is not intended to be, nor shall they be construed to be, the formation of a partnership or joint venture between Pledgor and Pledgee.

      SECTION 5.3 Right of Sale. At its sole option, Pledgee shall have the right, exercisable by the giving of notice to Pledgor on or after each of the dates set forth below (an "Annual Sale Date") to sell (or to compel Pledgor to sell or to cause to be sold) with respect to each Annual Sale Date the percentage of the Pledged Interests then pledged equal to the sum of (a) 25% of the Pledged Interests then pledged plus (b) with respect to each Annual Sale Date other than March 23, 1997, that percentage of the Pledged Interests that Pledgee had the right to sell (or to compel Pledgor to sell or to cause to be sold) on the immediately preceding Annual Sale Date but as to which Pledgee did not exercise such right.

                                Annual Sale Date
                                ----------------

                                 March 23, 1997
                                 March 23, 1998
                                 March 23, 1999
                                 March 23, 2000

The proceeds of any such sale shall be applied in accordance with Section 6.4. Pledgee's rights under this Section 5.3 may be exercised in writing at any time and the closing of any sale pursuant to this Section 5.3 shall occur as soon as reasonably practicable following notice by Pledgee of its exercise of its rights under this Section 5.3, subject to the dates set forth in the schedule above; provided, however, that with respect to any sale by or caused by Pledgor, the sale or sales of the applicable percentage of Pledged Interests to be sold shall occur no later than 12 months after the date of giving of notice by Pledgor to Pledgee as aforesaid. Notwithstanding anything herein to the contrary, after March 23, 2000 Pledgee has the right to sell (or to compel Pledgor to sell or to cause to be sold) any remaining balance of the Pledged Interests.

                                   ARTICLE 6

                                    REMEDIES

      SECTION 6.1 Certain Remedies. If any Event of Default shall have occurred and be continuing Pledgee may exercise in respect of the Collateral, all rights and remedies provided for herein or otherwise available to Pledgee, including without limitation, all of the rights and remedies of a secured party on default under the Code and also may, without notice except as below:

            (a) sell such Collateral or any part thereof in one or more parcels at public or private sale or broker's board, at any of Pledgee's offices or elsewhere, for cash or other property, on credit or for future delivery, and upon such other terms as may be commercially reasonable; Pledgor agrees that Pledgee shall be entitled to bid for or purchase any or all of the Collateral at any such sale; Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification; Pledgee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given; Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

            (b) notify the parties obligated on any of such Collateral to make payment to Pledgee of any amount due or to become due thereunder (including, without limitation, any Distributions);

            (c) enforce collection of any of such Collateral by suit or otherwise;

            (d) endorse any checks, drafts, or other writings in Pledgor's name to allow collection of such Collateral;

            (e) take control of any proceeds of such Collateral; and

            (f) subject to Section 2.7(c), upon disposition of the Collateral as provided in Section 6.1(a), execute (in the name, place and stead of Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of such Collateral.

      SECTION 6.2 Securities Laws. If Pledgee shall determine, subject to
Section 2.7(c), to exercise the right to sell all or any of the Collateral at any time pursuant to Section 6.1, Pledgor agrees that, upon request of Pledgee, Pledgor will, at its own expense:

            (a) exercise its rights under the Registration Rights Agreement;

            (b) use its best efforts to obtain all necessary governmental approvals for sale of the Collateral, as requested by Pledgee; and

            (c) do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and compliance with applicable law.

Pledgor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by Pledgee by reason of the failure by Pledgor to perform any of the covenants in this Section and, consequently, agrees that, if Pledgor shall fail to perform any of such covenants, at Pledgee's election, Pledgee shall have the right to have each covenant of this Section 6.2 specifically enforced against Pledgor, and Pledgor waives and agrees not to assert any defenses against an action for specific performance of such covenants.

      Pledgor further acknowledges that Pledgee may be compelled to resort to one or more private sales to a restricted group of purchasers who shall be obliged to agree, among other things, to acquire such Collateral for their own account, for investment and not with a view to the distribution or resale thereof. If, at any time of any sale of Collateral, which sale is then the applicable securities law, as from time to time amended (the "Securities Act"), the same or any part thereof to be sold shall not, for any reason whatsoever, be effectively under the Securities

Act, Pledgee is hereby authorized to sell such Collateral or such part thereof by private sale in any commercially reasonable manner and under any commercially reasonable circumstances as Pledgee may deem necessary or advisable in order that such sale may be legally effected without registration. Pledgor acknowledges that private sales so made may be at prices and on other terms less favorable to the seller than if such Collateral were sold at public sales, and agrees that Pledgee shall not have an obligation to delay the sale of any such Collateral for the period of time necessary to permit the issuer of such Collateral, even if such issuer would agree, to register such Collateral for public sale under the Securities Act. Pledgor agrees that private sales made under the foregoing circumstances shall not, because so made, be deemed to have been made in a commercially unreasonable manner.

      SECTION 6.3 Indemnity and Expenses. Pledgor hereby indemnifies and holds harmless Pledgee and Pledgee's officers, directors, employees, agents, representatives, successors and assigns, from and against any and all claims, losses, and liabilities growing out of or resulting from this Pledge and Security Agreement (including, without limitation, enforcement of this Pledge and Security Agreement, and any underwriting fees or expenses in connection with registration or sale of Collateral), except for claims, losses, or liabilities resulting from Pledgee's willful misconduct or gross negligence. Upon demand, Pledgor will pay to Pledgee the amount of any and all expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which Pledgee may incur in connection with:

            (a) the enforcement of this Pledge and Security Agreement;

            (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral;

            (c) the exercise or enforcement of any of the rights of Pledgee hereunder; or

            (d) the failure by Pledgor to perform or observe any of the provisions hereof.

      SECTION 6.4 Application of Proceeds. Any and all amounts actually received by Pledgee hereunder in respect of Collateral shall be applied in the order set forth below (to the extent permitted by applicable law):

            (a) first, to the payment of all costs, expenses, liabilities and advances made or incurred by Pledgee in performing or enforcing any of the provisions hereof or in protecting the liens of this Pledge and Security Agreement or the security afforded hereby and to the payment of the fees and other expenses, including, without limitation, reasonable attorney's fees and disbursements, of Pledgee to the extent that they have not been paid or reimbursed;

            (b) second, to the extent proceeds remain after the application pursuant to the preceding clause (a), an amount equal to the outstanding Secured Obligations shall be paid to Pledgee; and

            (c) third, to the extent proceeds remain after the application pursuant to the preceding clauses (a) and (b), and the payment in full of all Secured Obligations, to

      Pledgor, its successors or assigns, or such other Person as may be entitled thereto by law or as a court of competent jurisdiction may otherwise direct.

                                   ARTICLE 7

                            MISCELLANEOUS PROVISIONS

      SECTION 7.1 Amendments. No amendment to or waiver of any provision of this Pledge and Security Agreement, nor consent to any departure by Pledgor herefrom, shall in any event be effective unless the same shall be in writing and signed by Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

      SECTION 7.2 Protection of Collateral. Pledgee may from time to time, at its option, perform any act which Pledgor agrees hereunder to perform and which Pledgor shall fail to perform within ten (10) Business Days after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of an Event of Default).

      SECTION 7.3 Notices. Any notice or other communication required or permitted hereunder shall be (a) in writing and shall be deemed to have been duly given (A) when received, if delivered in person, (B) five (5) days after deposit in a regularly maintained receptacle of the United States mail as first class mail, postage prepaid, (C) the Business Day after notice is sent for overnight delivery by nationally recognized overnight courier service, or (D) on the day on which the party to whom such notice is addressed refuses delivery by mail or by nationally recognized courier service, and (b) addressed as follows:

To Pledgee:              Kemper National Insurance Companies
                         Kemper Center
                         One Kemper Drive
                         Long Grove, Illinois  60049
                         Attention: Chief Financial Officer

With copy to:            Kemper National Insurance Companies
                         Kemper Center
                         One Kemper Drive
                         Long Grove, Illinois  60049
                         Attention:  General Counsel

To Pledgor:              c/o Kemper Financial Services, Inc.
                         120 South LaSalle Street
                         13th Floor
                         Chicago, Illinois  60603
                         Attn: Real Estate Investment Group

With copy to:            Kemper Corporation
                         Legal Department, C-3
                         One Kemper Drive
                         Long Grove, Illinois  60049
                         Attn:  General Counsel

                         and

                         KFC Portfolio Corp.
                         c/o Kemper Financial Services, Inc.
                         120 South LaSalle Street
                         22nd Floor
                         Chicago, Illinois  60603
                         Attn:  Legal Department
                                Real Estate Counsel

or to any such other address as any party hereto shall designate in a written notice to the other parties hereto.

      SECTION 7.4 Captions. Article and section captions used in this Pledge and Security Agreement are for convenience of reference only, and shall not affect the construction of this Pledge and Security Agreement.

      SECTION 7.5 Governing Law; Submission to Jurisdiction. This Pledge and Security Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois without regard to principles of conflict of laws. Pledgor hereby waives any plea of jurisdiction or venue as not being a resident of Cook County, Illinois and hereby specifically authorizes any action brought upon this Pledge and Security Agreement to be instituted and prosecuted in either the Circuit Court of Cook County, Illinois or in the United States District Court for the Northern District of Illinois, at the election of Pledgee. Pledgor hereby irrevocably authorizes service of process to be made upon it in the manner provided in Section 7.3 above, in any action which may be instituted against it arising out of or relating to this Pledge and Security Agreement.

      SECTION 7.6 WAIVER OF JURY TRIAL. PLEDGOR WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY ANY PARTY, RELATING DIRECTLY OR INDIRECTLY TO THIS PLEDGE AND SECURITY AGREEMENT, THE GUARANTY OR THE SECURED OBLIGATIONS.

      SECTION 7.7 Severability. Wherever possible each provision of this Pledge and Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge and Security Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge and Security Agreement.

      SECTION 7.8 Limited Recourse. Notwithstanding anything to the contrary contained herein or in the Guaranty, except as otherwise provided in this
Section 7.8, neither Pledgor nor any of its shareholders, officers, directors, partners, employees, agents or other representatives ("Other Persons") shall have any personal liability for the Secured Obligations under this Pledge and Security Agreement, or for the obligation to observe, perform or discharge any of the terms, covenants or conditions contained herein or in the Guaranty, and, except as otherwise provided in this Section 7.8, (a) no attachment, execution, writ or other process shall be sought and no judicial proceeding shall be initiated by or on behalf of Pledgee against Pledgor or any Other Person as a result of a breach or default under this Pledge and Security Agreement or the Guaranty, except to the extent that such attachment, execution, writ or judicial proceeding shall be necessary to enforce any of the rights, remedies or recourses of Pledgee against or with reference to the Collateral, and (b) in the event that any suit is brought hereunder or under the Guaranty, any judgment obtained in or as a result of such suit shall be enforceable and/or enforced solely against the Collateral; provided, however, that nothing herein contained shall be construed to: (i) be a release or impairment of Pledgor's obligations hereunder or under the Guaranty or any of the Loan Documents, (ii) prevent Pledgee from exercising and enforcing, consistent with the provisions of this
Section 7.8, any other remedy allowed at law or in equity or by statute or by the terms hereof or of the Guaranty or of any other Loan Document, or (iii) prevent Pledgee from recovering from Pledgor (or any such Other Person), or limit Pledgee's recourse against Pledgor (or any such Other Person) for, any funds, damages or costs (including, without limitation, reasonable legal expenses) incurred by Pledgee as a result of any willful act or omission in bad faith, any fraudulent act or omission, or any breach of any of the following sections of this Pledge and Security Agreement: Section 2.4, the first sentence of Section 4.2, Section 4.3(a), Section 4.4, Section 4.5 and Section 4.7(ii).

      SECTION 7.9 Acknowledgement and Consent. Pledgor hereby consents to the execution and delivery by the Partnership and the General Partner of an acknowledgement and consent of and to this Pledge and Security Agreement substantially in the form of Exhibit A attached hereto.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, Pledgor has duly executed and delivered this Pledge and Security Agreement as of the day and year first above written.


                                      KILICO REALTY CORPORATION, an Illinois
                                      corporation

                                      By:     /s/  John E. Neal
                                              ----------------------------------
                                      Name:   John E. Neal
                                      Title:  Vice President


                                      KEMPER INVESTORS LIFE INSURANCE
                                      COMPANY, an Illinois insurance corporation

                                      By:     /s/  John E. Neal
                                              ----------------------------------
                                      Name:   John E. Neal
                                      Title:  Authorized Signatory

                                    EXHIBIT A

                           ACKNOWLEDGEMENT AND CONSENT

      Reference is hereby made to the Pledge and Security Agreement [150 N. Riverside] dated as of March 22, 1994 (the "Pledge and Security Agreement") by Kilico Realty Corporation to Lumbermens Mutual Casualty Company. Each capitalized term used herein shall have the meaning assigned thereto in the Pledge and Security Agreement.

      Notwithstanding anything in the By-laws of the General Partner to the contrary, Prime Retail, L.P., a Delaware limited partnership (the "Partnership") and Prime Retail, Inc., a Maryland corporation (the "General Partner"), hereby acknowledges receipt of a copy of the Pledge and Security Agreement and consents to Pledgor's pledge of the Pledged Interests pursuant to the terms thereof. Notwithstanding anything in the By-laws of the General Partner to the contrary, the Partnership and the General Partner further acknowledge and agree (i) to recognize and consent to the pledge of all future rights and interests in the Pledged Interests, Distributions or other Collateral to which Pledgee may be entitled under the Pledge and Security Agreement, (ii) that, as of the date hereof, there are, to their knowledge, no existing defaults by Pledgor under the Partnership Agreement with respect to any of the Pledged Interests, (iii) that, without Pledgee's consent in its sole discretion, no further transfer or encumbrance by Pledgor of the Pledged Interests, rights to Distributions related thereto or other Collateral will be consented to or recognized by the Partnership and the General Partner (except in the event of a Dilution), and
(iv) in the event that either of the Partnership and the General Partner receives written notice from Pledgee of the occurrence and continuation of an Event of Default under the Pledge and Security Agreement and of Pledgee's election to exercise its remedies thereunder with respect to such Event of Default, the recipient of any such notice from Pledgee shall promptly notify Pledgor of its receipt thereof (provided that the failure by the Partnership or the General Partner to give Pledgor such notice shall not (x) impair, alter or otherwise affect Pledgee's rights or remedies, or the exercise thereof, with respect to such Event of Default or (y) create any liability on the part of the Partnership or General Partner solely by reason of such failure (it being understood that such clause (y) does not relieve them of their obligations under clauses (A) and (B) below)), and so long as the Partnership and the General Partner shall not have received a written objection from the Pledgor within five
(5) Business Days of receipt of such written notice from the Pledgee, the Partnership and the General Partner undersigned will (A) consent to, and take such action as may be reasonably necessary or appropriate to effect, the substitution of record ownership of Pledgee for Pledgor on the undersigned's records, if Pledgee is entitled to be substituted for Pledgor following any foreclosure upon the Pledged

                            [Signature page follows.]

Interests pursuant to Section 6.1 of the Pledge and Security Agreement, and (B) pay Distributions, and issue Common Stock, directly to Pledgee, in accordance with the terms of the Pledge and Security Agreement.


                                 PRIME RETAIL, L.P., a Delaware limited
                                 partnership

                                 By: Prime Retail, Inc., a Maryland corporation,
                                     its general partner

                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________


                                 PRIME RETAIL, INC., a Maryland corporation

                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________

      The undersigned, being the Pledgor under the above-referenced Pledge and Security Agreement, hereby consents to the execution and delivery by the Partnership and the General Partner of the foregoing Acknowledgement and Consent and agrees with the provisions thereof.

      Dated: March 22, 1994


                                     KILICO REALTY CORPORATION, an Illinois
                                     corporation

                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________


                                     KEMPER INVESTORS LIFE INSURANCE
                                     COMPANY, an Illinois insurance corporation

                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________

                                   May 6, 1994

Mr. Harry L. Brice
Assistant State's Attorney
500 Richard J. Daley Center
Chicago, Illinois 60602

      Re:   1987 Objection No. 1316, M&M Mars

Dear Harry:

      Enclosed please find photocopies of the three appraisal reports referenced in my May 4, 1995 letter to you. I am also enclosing a photocopy of the Order entered by Judge Murphy on April 25, 1994 setting this matter for prove-up on May 26, 1994. We are still searching for our objection file and when we find it, I will forward you photocopies of the objection and other necessary documentation.

      Thank you for your attention to this matter.

                                   Very truly yours,

                                   David S. Martin

DSM/pj
Enclosure
cc: Thomas J. McNulty, Esq.